EXHIBIT 4.3


                      SECOND AMENDMENT
                           to the
                      FISHER-PRICE INC.
                    MATCHING SAVINGS PLAN


          WHEREAS, pursuant to Section 10.01 of the Fisher-Price, Inc. Matching Savings Plan (the "Plan"), the Company reserved the right to amend the Plan by a written instrument executed by an authorized officer and delivered to the Trustee;


          NOW, THEREFORE, the Plan is hereby amended in the following respects:

          1. Paragraph (2) of Section 6.05 is hereby deleted in its entirety and the following is substituted therefor:

               "(2)  In connection with the merger
               of Fisher-Price, Inc. with a wholly-
               owned subsidiary of Mattel, Inc. on
               November 30, 1993, a "Mattel  Stock
               Fund"   shall  be  established   to
               replace   the  Fisher-Price   Stock
               Fund,  which  shall be invested  by
               the Trustee in the common stock  of
               Mattel,  Inc.,  hereinafter  called
               "Mattel  Stock" except that pending
               the  purchase of such stock  (after
               the   establishment  by  the   Plan
               Administrator of the  Mattel  Stock
               Fund),  the Trustee may  invest  in
               any    other    form   of    liquid
               investment.


          The  effective date of this Amendment November 30,
1993.    In  all  other  respects,  the  Plan  shall  remain
unchanged.

          IN WITNESS WHEREOF, the Company has caused the instrument to be executed by its duly authorized officer as of the 30th day of November, 1993.


                              FISHER-PRICE, INC.



                              By: Karen L. Kemp
                                  -------------
                                  Karen L. Kemp

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